EXHIBIT 11

                           GRACO INC. AND SUBSIDIARIES

                  COMPUTATION OF NET EARNINGS PER COMMON SHARE

                                   (Unaudited)

                                                     Thirteen Weeks Ended
                                                     --------------------
                                               March 28, 1997    March 29, 1996
                                               --------------    --------------
                                         (In thousands except per share amounts)


Net earnings applicable to common stock:
   Net earnings                                        $6,181            $5,585
                                                   ==========        ==========


Average number of common and common equivalent shares outstanding:

   Average number of common
     shares outstanding                                17,106            17,315

   Dilutive effect of stock options computed
     on the treasury stock method
                                                          397               238
                                                   ----------        ----------

                                                       17,503            17,553
                                                   ==========        ==========


Net earnings per common
     and common equivalent share                         $.35              $.32
                                                   ==========        ==========


      Primary and fully diluted earnings per share are substantially the same.